Exhibit 10(u)(u)

STOCK NOTIFICATION AND AWARD AGREEMENT

Name:	Employee ID:

Manager Name:

Country:

Grant Date:

Grant Number:

Award Amount:

Award Type/Sub-Type:

Plan:

Vesting Schedule:

Restricted Stock Units

THIS STOCK NOTIFICATION AND AWARD AGREEMENT, as of the Grant Date noted above between Hewlett-Packard Company, a Delaware Corporation (“Company”), and the employee named above (“Employee”), is entered into as follows:

WHEREAS, the continued participation of the Employee is considered by the Company to be important for the Company’s continued growth; and

WHEREAS, in order to give the Employee an incentive to continue in the employ of the Company (or its Affiliates or Subsidiaries), to accept ancillary agreements designed to protect the legitimate business interests of the Company that are made a condition of this award and to participate in the affairs of the Company, the HR and Compensation Committee of the Board of Directors of the Company or its delegates (“Committee”) has determined that the Employee shall be granted restricted stock units representing hypothetical shares of the Company’s common stock (“RSUs”), with each RSU equal in value to one share of the Company’s $0.01 par value common stock (“Shares”), subject to the restrictions stated below and in accordance with the terms and conditions of the Plan named above (“Plan”), a copy of which can be found on the Long-term Incentives website or by written or telephonic request to the Company Secretary.

THEREFORE, the parties agree as follows:

1.              Grant of Restricted Stock Units.

Subject to the terms and conditions of this Stock Notification and Award Agreement and of the Plan, the Company hereby grants to the Employee the number of RSUs set forth above.

2.              Vesting Schedule.

The interest of the Employee in the RSUs shall vest according to the vesting schedule set forth above, or if earlier, in accordance with Section 8, below. Unless, the provisions of Section 8 apply, the Employee must remain in the employ of the Company on a continuous basis through the close of business on the last Vesting Date, as set forth above, and the Employee must be in compliance with the requirements and conditions provided for in the Plan and this Stock Notification and Award Agreement for the interest of the Employee in the RSUs to become fully vested on that date.

3.              Benefit Upon Vesting.

Within 75 days of each vesting date set forth on the above vesting schedule, the Company shall deliver or pay, as applicable, to the Employee Shares or a combination of cash and Shares, as the Company determines in its sole discretion, with a value equal to:

(a)         the number of RSUs that have become vested as of such vesting date, multiplied by the fair market value (as defined in the Plan) of a Share on the date on which such RSUs vested; plus

(b)         a dividend equivalent payment determined by:

(1)         Multiplying, separately, the number of RSUs that became vested as determined in Section 3(a) by the dividend per Share on each dividend payment date between the Grant Date and the applicable vesting date to determine the dividend equivalent amount for each applicable dividend payment date;

(2)         dividing the amount determined in (1) above by the fair market value of a Share on the dividend payment to determine the number of additional whole and fractional RSUs to be credited to the Employee; and

(3)         multiplying the number of additional RSUs determined in (2) above by the fair market value of a Share on the vesting date to determine the aggregate value of dividend equivalent payments for such vested RSUs;

provided, however, that if any aggregated dividend equivalent payments in paragraph (b)(3) above to be delivered in Shares results in a payment of a fractional share, such fractional share shall be rounded up to the nearest whole share.

4.              Restrictions.

Except as otherwise provided for in this Stock Notification and Award Agreement, the RSUs or rights granted hereunder may not be sold, pledged or otherwise transferred until the RSUs become vested in accordance with the vesting schedule set forth above.  The period of time between the date hereof and the date the RSUs become fully vested is referred to herein as the “Restriction Period.”

5.              Custody of Restricted Stock Units.

The RSUs subject hereto shall be held in escrow in a restricted book entry account with the Company’s transfer agent in the name of the Employee.  Upon termination of the Restriction Period, if the Company determines, in its sole discretion, to deliver Shares pursuant to Section 3 above, such Shares shall be released into an unrestricted book entry account with the Company’s transfer agent; provided, however, that a portion of such Shares shall be surrendered in payment of required withholding taxes in accordance with Section 12 below, unless the Company, in its sole discretion, establishes alternative procedures for the payment of required withholding taxes.

6.              No Stockholder Rights.

RSUs represent hypothetical Shares.  During the Restriction Period, the Employee shall not be entitled to any of the rights or benefits generally accorded to stockholders.

7.              Termination of Employment.

Except as otherwise provided for in this Stock Notification and Award Agreement, if the Employee’s employment with the Company is terminated at any time for any reason prior to the lapse of the Restriction Period, all unvested RSUs granted hereunder shall be forfeited by the Employee.

8.              Disability or Retirement of the Employee.

If the Employee’s termination of employment is due to the Employee’s total and permanent disability or retirement, in accordance with the applicable retirement policy, all outstanding and unvested RSUs shall immediately vest subject to the condition that the Employee shall have executed a current Agreement Regarding Confidential Information and Proprietary Developments (“ARCIPD”) that is satisfactory to the Company, and shall not engage in any conduct that creates a conflict of interest in the opinion of the Company.

9.              Death of the Employee.

In the event of the Employee’s death prior to the end of the Restriction Period, then within 75 days of the Employee’s death the Employee’s estate or designated beneficiary shall have the right to receive a pro rata payment of cash, Shares or combination of cash and Shares, as the Company determines in its sole discretion.  In the event of the Employee’s death after the vesting date but prior to the payment associated with such the RSUs, then within 75 days of the Employee’s death payment for such RSUs shall be made to the Employee’s estate or designated beneficiary.

10.       Deferral of Compensation.

Payments made pursuant to this Plan and this Stock Notification and Award Agreement are intended to comply with or qualify for an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Stock Notification and Award Agreement to ensure that all RSU Awards are made in a manner that complies with Section 409A (including, without limitation, the avoidance of penalties thereunder), provided however, that the Company makes no representations that the RSU Awards will be exempt from any penalties that may apply under Section 409A and makes no undertaking to preclude Section 409A from applying to this RSU Award.

11.       Accelerated or Delayed Delivery.

Notwithstanding anything in this Stock Notification and Award Agreement to the contrary, the Company, in its sole discretion may accelerate or delay the delivery of any RSUs. If the RSUs are subject to Section 409A, such acceleration or delay shall be only under the circumstances, and to the extent, permitted by Section 409A.  Further, in the event the Company elects to accelerate delivery of any RSUs subject to Section 409A or pay cash in exchange for the cancellation of any RSUs subject to Section 409A as the result of a Change in Control pursuant to the Plan such acceleration or exchange shall only be effective to the extent the event constitutes a change in control event for purposes of Section 409A. In all other circumstances delivery will be made in accordance with the normal vesting schedule.

12.       Taxes.

(a)         The Employee shall be liable for any and all taxes, including income tax, social insurance, payroll tax, payment on account, employer taxes or other tax-related items related to the Employee’s participation in the Plan and legally applicable to or otherwise recoverable from the Employee (such as fringe benefit tax) by the Company and/or the Employee’s employer (the “Employer”) whether incurred at grant, vesting, sale, prior to vesting or at any other time (“Tax-Related Items”).  In the event that the Company or the Employer is required, allowed or permitted to withhold taxes as a result of the grant or vesting of RSUs, or subsequent sale of Shares acquired pursuant to such RSUs, or due upon receipt of dividend equivalent payments, the Employee shall surrender a sufficient number of whole Shares, make a cash payment or make adequate arrangements satisfactory to the Company and/or the Employer to withhold such taxes from Employee’s wages or other cash compensation paid to the Employee by the Company and/or the Employer at the election of the Company, in its sole discretion, or, if permissible under local law, the Company may sell or arrange for the sale of Shares that Employee acquires as necessary to cover all applicable required withholding taxes that are legally recoverable from the Employee (such as fringe benefit tax) and required social security contributions at the time the restrictions on the RSUs lapse, unless the Company, in its sole discretion, has established alternative procedures for such payment. However, with respect to any RSUs subject to Section 409A, the Employer shall limit the surrender of Shares to the minimum number of Shares permitted to avoid a prohibited acceleration under Section 409A. The Employee will receive a cash refund for any fraction of a surrendered Share or Shares in excess of any and all Tax-Related Items.  To the extent that any surrender of Shares or payment of cash or alternative procedure for such payment is insufficient, the Employee authorizes the Company, its Affiliates and Subsidiaries, which are qualified to deduct tax at source, to deduct from the Employee’s compensation all Tax-related Items.  The Employee agrees to pay any Tax-Related Items that cannot be satisfied from wages or other cash compensation, to the extent permitted by law.

To avoid negative accounting treatment, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Employee is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Employee’s participation in the Plan.

(b)         Regardless of any action the Company or the Employer takes with respect to any or all Tax-Related Items, the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  The Employee further acknowledges that the Company and/or the Employer: (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of RSUs, including, but not limited to, the grant, vesting or settlement of RSUs, the subsequent delivery of Shares and/or cash upon settlement of such RSUs or the subsequent sale of any Shares acquired pursuant to such RSUs and receipt of any dividends or dividend equivalent payments; and (ii)  notwithstanding Section 10, do not commit to and are under no obligation to structure the terms or any aspect of this grant of RSUs to reduce or eliminate the Employee’s liability for Tax-Related Items or to achieve any particular tax result.  Further, if the Employee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  The Employee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan or the Employee’s receipt of RSUs that cannot be satisfied by the means previously described.  The Company may refuse to deliver the benefit described in Section 3 if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.

(c)          In accepting the RSUs, the Employee consents and agrees that in the event the RSUs become subject to an employer tax that is legally permitted to be recovered from the Employee, as may be determined by the Company and/or the Employer at their sole discretion, and whether or not the Employee’s employment with the Company and/or the Employer is continuing at the time such tax becomes recoverable, the Employee will assume any liability for any such taxes that may be payable by the Company and/or the Employer in connection with the RSUs.  Further, by accepting the RSUs, the Employee agrees that the Company and/or the Employer may collect any such taxes from the Employee by any of the means set forth in this Section 12.  The Employee further agrees to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.

13.       Data Privacy Consent.

The Employee understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about the Employee, including, but not limited to, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs, options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Employee’s favor for the exclusive purpose of implementing, managing and administering the Plan (“Data”). The Employee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Employee’s country. HP is committed to protecting the privacy of the Employee’s Data in such cases. By contract with both the HP affiliate and with HP vendors, the people and companies that have access to the Employee’s Data are bound to handle such data in a manner consistent with the HP Privacy Policy and law. HP also performs due diligence and audits on its vendors in accordance with good commercial practices to ensure their capabilities and compliance with those commitments.

The Employee may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan.

14.       Plan Information.

The Employee agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with laws outside the United States, from the Long-term Incentives website referenced above and stockholder information, including copies of any annual report, proxy and Form 10-K, from the investor relations section of the HP website at www.hp.com.  The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Company Secretary. The Employee hereby consents to receive any documents related to current or future participation in the Plan by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.       Acknowledgment and Waiver.

By accepting this grant of RSUs, the Employee acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and, subject to Section 18(d), may be modified, amended, suspended or terminated by the Company at any time; (ii) the grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares or RSUs, or benefits in lieu of Shares or RSUs, even if Shares or RSUs have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company and/or the Committee; (iv) the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Employee’s employment relationship at any time and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law;  (v)  the Employee is participating voluntarily in the Plan; (vi)  RSUs and their resulting benefits are extraordinary items that are outside the scope of the Employee’s employment contract, if any; (vii) RSUs and their resulting benefits are not intended to replace any pension rights or compensation; (viii) RSUs and their resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments insofar as permitted by law and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary or Affiliate; (ix) this grant of RSUs will not be interpreted to form an employment contract or relationship with the Company, and furthermore, this grant of RSUs will not be interpreted to form an employment contract with the Employer or any Subsidiary or Affiliate;  (x) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (xi) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of Employee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the RSUs to which the Employee is otherwise not entitled, the Employee irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Employee shall be deemed irrevocably to have agreed not to pursue such claim and to have agreed to execute any and all documents necessary to request dismissal or withdrawal of such claims; (xii) notwithstanding any terms or conditions of the Plan to the contrary, in the event of termination of the Employee’s employment (whether or not in breach of local labor laws), the Employee’s right to receive benefits under this Stock Notification and Award Agreement after termination of employment, if any, will be measured by the date of termination of Employee’s active employment and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); (xiii) the Committee shall have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of the RSUs; and (xiv) if the Company determines that the Employee has engaged in misconduct prohibited by applicable law or any applicable policy of the Company, as in effect from time to time, or the Company is required to make recovery from the Employee under applicable law or a Company policy adopted to comply with applicable legal requirements, then the Company may, in its sole discretion, to the extent it determines appropriate and to the extent permitted under applicable law, (a) recover from the Employee the proceeds from RSUs vested up to three years prior to the Employee’s termination of employment or any time thereafter, (b) cancel the Employee’s outstanding RSUs, and (c) take any other action required or permitted by applicable law.

16.       No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or the Employee’s acquisition or sale of the underlying Shares.  The Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

17.       Additional Eligibility Requirements Permitted.

In addition to any other eligibility criteria provided for in the Plan, the Company may require that the Employee execute a separate document agreeing to the terms of a current ARCIPD in a form acceptable to the Company and/or that the Employee be in compliance with the ARCIPD throughout the entire vesting period and through the date the RSU is to be awarded or settled. If such separate document is required by the Company and the Employee does not accept it within 75 days of the Grant Date or such other date as of which the Company shall require execution of a current ARCIPD in its discretion, this RSU Award shall be cancelled and the Employee shall have no further rights under this Stock Notification and Award Agreement.

18.       Miscellaneous.

(a)         The Company shall not be required to treat as owner of RSUs and any associated benefits hereunder, any transferee to whom such RSUs or benefits shall have been transferred in violation of any of the provisions of this Stock Notification and Award Agreement.

(b)         The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Stock Notification and Award Agreement.

(c)          Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at his address then on file with the Company.

(d)         The Plan is incorporated herein by reference. The Plan and this Stock Notification and Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, other than the terms of any severance plan applicable to the Employee that provides more favorable vesting, and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee.  Notwithstanding the foregoing, nothing in the Plan or this Stock Notification and Award Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and the Employee under which an Award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to the Employee.  This Stock Notification and Award Agreement is governed by the laws of the state of Delaware.

(e)          If the Employee has received this or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(f)           The provisions of this Stock Notification and Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(g)          Notwithstanding Section 18(f), the Company’s obligations under this Stock Notification and Award Agreement and the Employee’s agreement to the terms of an ARCIPD, if any, are mutually dependent.  In the event that the Employee’s ARCIPD is breached or found not to be binding upon the Employee for any reason by a court of law, then the Company will have no further obligation or duty to perform under the Plan or this Stock Notification and Award Agreement.

(h)         Any capitalized terms not defined herein shall have the same meaning they have in the Plan.

(i)             Appendix.

Notwithstanding any provisions in this Stock Notification and Award Agreement, the grant of the RSUs shall be subject to any special terms and conditions set forth in the Appendix to this Stock Notification and Award Agreement for the Employee’s country.  Moreover, if the Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  The Appendix constitutes part of this Stock Notification and Award Agreement.

(j)            Imposition of Other Requirements.

The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(k)         All rights granted and/or Shares delivered under this Stock Notification and Award Agreement are subject to claw back under the Company policy as in effect from time to time.

HEWLETT-PACKARD COMPANY

Meg Whitman
CEO and President

Tracy Keogh
Executive Vice President, Human Resources

RETAIN THIS STOCK NOTIFICATION AND AWARD AGREEMENT FOR YOUR RECORDS

Important Note:  Your award is subject to the terms and conditions of this Stock Notification and Award Agreement and to HP obtaining all necessary government approvals.  If you have questions regarding your award, please discuss them with your manager.